SECTION 906 CERTIFICATIONS

Ralph W. Bradshaw, Principal Executive Officer, and Brian J. Lutes, Principal Financial Officer, of Cornerstone Strategic Value Fund, Inc. (the "Fund"), each certify to his knowledge that:

1.	The Fund's periodic report on Form N-CSR for the year ended December 31, 2022 (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Fund.

/s/ Ralph W. Bradshaw	/s/ Brian J. Lutes
Ralph W. Bradshaw Chairman and President (Principal Executive Officer)	Brian J. Lutes Treasurer (Principal Financial Officer)
February 28, 2023	February 28, 2023